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FORM 8-K

        SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2001

Evolving Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-24081	84-1010843
(Commission File Number)	(I.R.S. Employer Identification No.)

9777 Mt. Pyramid Court, Englewood, Colorado 80112
(Address of principal executive offices)

Registrant's telephone number, including area code: (303) 802-1000

Not applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events.

        On December 20, 2001, the Board of Directors appointed Michael R. Perusse as a director of Evolving Systems, Inc. (the "Company"), to fill the vacant position on the Board. Mr. Perusse will hold office until the 2002 annual meeting and until his successor is elected and has qualified, or until his earlier death, resignation or removal.

        Michael R. Perusse is the President and Chief Executive Officer of BroadBand Utilities, Inc. Prior to that, from 1999 to 2001 Mr. Perusse was the Senior Vice President of Network Engineering at Qwest Communications International, Inc. Mr. Perusse joined Qwest when Qwest acquired LCI International, where he served as Vice President of Network Systems Engineering. From 1981 to 1996, Mr. Perusse held various senior management positions at WorldCom, Inc. including the position of Senior Director of Switched and Intelligent Systems Engineering.

        On January 7, 2002, Brian R. Ervine joined the Company as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary.

        Mr. Ervine joined Evolving Systems from Brain Ranger, a content management software developer, where he was chief financial officer and responsible for all financial and business planning activities and day-to-day operations from February 2001 to January 2002. Prior to serving at Brain Ranger, Mr. Ervine was executive vice president, chief financial officer and treasurer for Convergent Communications and managed the finance and treasury operations from December 1999 to December 2000. He joined Convergent Communications after four years with Metapath Software International, a global provider of enterprise-wide wireless software and services, where he was vice president of finance and managed the worldwide financial operations in 9 countries from December 1995 to December 1999. Mr. Ervine received a B.B.A. in Accounting from The University of Texas at Austin (1984) and is a certified public accountant.

Evolving Systems, Inc.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Evolving Systems, Inc.
Dated: January 16, 2002	By: /s/ George A. Hallenbeck
George A. Hallenbeck
Chief Executive Officer

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FORM 8-K
  Item 5. Other Events.
SIGNATURES